 Merrill Lynch Real Estate Fund, Inc.

As filed with the Securities and Exchange
Commission on March 15, 2001

PROXY STATEMENT PURSUANT
TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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MERRILL LYNCH REAL ESTATE FUND, INC.

(Name of Registrant as Specified in Its Charter)

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2

[Merrill Lynch Investment Managers logo omitted]

February 27, 2001

Re: Merrill Lynch Real Estate Fund, Inc.

Dear Shareholder:

We wanted to take the opportunity to inform you of proposed changes to the Merrill Lynch Real Estate Fund. There are four main points we would like to communicate to you here. They are:

1. To explain what is proposed for the Fund and how it will affect you.
2. To inform you of the different options you will have as a result of this proposal.
3. To explain why your vote is important.
4. To describe the different ways you can vote.

#1: What is happening with the Fund

Since its inception, the Fund has had difficulty reaching and maintaining optimum asset levels. Consequently, the Fund’s operating expense ratios are relatively high. Fund management does not foresee the likelihood of attracting and retaining sufficient assets to result in a significant decrease in these operating expense ratios. For these reasons, the Board of Directors has unanimously determined that a complete liquidation of the Fund would be in the best interests of both the Fund and its stockholders. This means that the Fund’s current assets would be converted into cash that would then be distributed according to the wishes of the stockholder. This is why it is important for you to know what your options are.

#2: What are your options as a stockholder?

One option is that you may exchange into any one of Merrill Lynch’s funds before the date of liquidation. Please contact your Merrill Lynch Financial Consultant to determine which of our funds would best meet your financial goals.

As a reminder, there is no front-end sales charge or Contingent Deferred Sales Charge (“CDSC”) assessed on an exchange. Exchanging allows you to stay invested in the fund family at no additional charge and the time accumulates toward satisfying a CDSC holding period. Exchanging out of the Fund will generally have the same tax consequences as receiving proceeds upon liquidation, which for many investors could mean the realization of a tax loss. Please consult your tax advisor for further information.

If you do not exchange into another Merrill Lynch fund before the liquidation date, then the liquidation distribution will be paid into your account and will be returned to you as follows:

  If you own Class A or D shares of the Fund, you will receive a liquidation distribution in cash. You will be reimbursed for any front-end sales charges you may have paid.

  If you own Class B or C shares of the Fund, you will receive a liquidation distribution in cash. Any CDSC that may be due will be waived.

#3: Why is your vote important?

Please take the time to vote your shares in order to reduce the need for additional costly solicitation efforts or meeting adjournments.

#4: How do you vote?

There are several options available to vote your shares:

  By Phone: Call Shareholder Communications toll free at 1-888-503-4263. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

  By Internet: Access the website at www.proxyvote.com and enter the 12-digit control number printed on your proxy card. If you wish to vote via the Internet, you must do so no later than 4:00 p.m. Eastern Time on April 29, 2001.

  By Mail:  Return your executed proxy in the enclosed postage paid envelope. Please use this option only if the other methods are unavailable, as we may not receive your executed proxy by April 30, 2001.

For more information please call 1-888-503-4263 or see your Merrill Lynch Financial Consultant.

Merrill Lynch Investment Managers